Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Six Months Ended June 30, 2007

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to McDonald’s Corporation’s results for the second quarter and six months ended June 30, 2007. This exhibit should be read in conjunction with Exhibit 99.1.

Key Highlights—Consolidated

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended June 30,			Six months ended June 30,

	2007	2006	% Inc / (Dec)	2007	2006	% Inc / (Dec)
Revenues	$6,010.5	$5,367.4	12	$11,474.6	$10,281.3	12
Operating income (loss)	(187.4)	1,123.6	n/m	987.2	2,035.0	(51)
Income (loss) from continuing operations	(711.7)	698.3	n/m	50.7	1,271.7	(96)
Net income (loss)	(711.7)	834.1	n/m	50.7	1,459.4	(97)
Earnings (loss) per share from continuing operations-diluted	(0.60)	0.56	n/m	0.04	1.01	(96)
Earnings (loss) per share-diluted	(0.60)	0.67	n/m	0.04	1.16	(97)

n/m Comparisons are not meaningful due to the impact of the Latin America transaction described below.

In addition to the reported results for the quarter and six months ended June 30, 2007 shown above, consolidated results for these periods are presented throughout this report excluding the impact of the Company’s pending sale of its existing business in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. The Company refers to these markets as “Latam”. While the Company has previously converted certain other markets to a developmental license structure, management believes the Latam transaction and the associated charge are not indicative of ongoing operations due to the size and scope of the transaction. Management believes that the adjusted results better reflect the underlying business trends relevant to the periods presented.

The following tables present reconciliations of the key consolidated highlights for the quarter and six months ended June 30, 2007 and 2006 to the highlights excluding the impact of the Latam transaction.

Quarters ended June 30,	2007	Latam Transaction	2007 Excluding Latam Transaction	2006	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc Excluding Currency Translation
Revenues	$6,010.5		$6,010.5	$5,367.4	12	$214.7	8
Operating income (loss)	(187.4)	$(1,594.4)	1,407.0	1,123.6	25	46.6	21
Income (loss) from continuing operations	(711.7)	(1,581.6)	869.9	698.3	25	27.5	21
Net income (loss)	(711.7)	(1,581.6)	869.9	834.1	4	27.5	1
Earnings (loss) per share from continuing operations-diluted	(0.60)	(1.31)	0.71	0.56	27	0.02	23
Earnings (loss) per share-diluted	(0.60)	(1.31)	0.71	0.67	6	0.02	3

Six months ended June 30,	2007	Latam Transaction	2007 Excluding Latam Transaction	2006	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc Excluding Currency Translation
Revenues	$11,474.6		$11,474.6	$10,281.3	12	$401.4	8
Operating income (loss)	987.2	$(1,594.4)	2,581.6	2,035.0	27	83.8	23
Income (loss) from continuing operations	50.7	(1,581.6)	1,632.3	1,271.7	28	47.8	25
Net income (loss)	50.7	(1,581.6)	1,632.3	1,459.4	12	47.8	9
Earnings (loss) per share from continuing operations-diluted	0.04	(1.30)	1.34	1.01	33	0.04	29
Earnings (loss) per share-diluted	0.04	(1.30)	1.34	1.16	16	0.04	12

Net Income (Loss) and Diluted Earnings (Loss) per Share

For the second quarter 2007, the Company reported a net loss of $711.7 million and a diluted loss per share of $0.60. The 2007 results included approximately $1.6 billion of net expense after tax or $1.31 per share related to the Company’s pending sale of its existing business in Latam to a developmental licensee. This reflects an impairment charge of $1.33 per share, partly offset by a $0.02 benefit due to eliminating depreciation in mid-April 2007 on the assets in Latam in accordance with accounting rules. Excluding the impact of the Latam transaction, net income was $869.9 million and diluted earnings per share were $0.71. Due to the net loss, common stock equivalents were excluded from the diluted loss per share calculations. Common stock equivalents of 23.2 million were added to the weighted average shares outstanding of 1,193.7 million to compute the diluted weighted average shares outstanding used in the per share calculations excluding the Latam transaction.

For the second quarter 2006, net income was $834.1 million and diluted earnings per share were $0.67, which included income from continuing operations of $698.3 million or $0.56 per share, and $135.8 million or $0.11 per share of income from discontinued operations related to Chipotle Mexican Grill (Chipotle). The 2006 results also included impairment and other charges of $17.3 million after tax or $0.01 per share primarily related to the transfer of the Company’s ownership interest in Thailand to a developmental licensee and $0.01 per share of net incremental tax expense primarily related to the one-time impact from a tax law change in Canada.

For the six months of 2007, net income was $50.7 million and diluted earnings per share were $0.04, which included the $1.6 billion or $1.30 per share of net expense related to the Latam transaction. Excluding the impact of the Latam transaction, net income was $1,632.3 million and diluted earnings per share were $1.34.

For the six months of 2006, net income was $1,459.4 million and diluted earnings per share were $1.16. The 2006 results included income from continuing operations of $1,271.7 million or $1.01 per share, and $187.7 million or $0.15 per share of income from discontinued operations related to Chipotle. In addition to the impact of the tax law change in Canada noted above for the second quarter 2006, results for the six months of 2006 included impairment and other charges of $76.4 million after tax or $0.06 per share primarily related to strategic actions taken to enhance overall profitability and improve returns.

During the quarter, the Company repurchased 13.3 million shares of its stock for $664.0 million, bringing the total repurchases for the first six months of 2007 to 35.7 million shares or $1.7 billion.

Conversion of Certain Markets to Developmental License

As previously announced, the Company identified certain markets to be transitioned to a developmental license. Under a developmental license, a local licensee owns the business, including the real estate, and uses his/her capital and local knowledge to build the McDonald’s Brand and optimize sales and profitability over the long term. Under this arrangement, the Company collects a royalty, which varies by market, based on a percent of sales, but does not invest any capital.

Consistent with this strategy, the Company has agreed to sell its existing operations in Latam to a developmental licensee organization led by Woods Staton, who has been a valued member of the McDonald’s System for more than 20 years. The Latam transaction is subject to satisfaction of customary conditions, including final documentation of the licensing arrangement and receipt of regulatory approvals.

Based on approval by the Company’s Board of Directors, which occurred on April 17, 2007, the Company concluded Latam was “held for sale” as of that date in accordance with the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. As a result, the Company recorded an impairment charge of approximately $1.6 billion in the second quarter of 2007, substantially all of which was noncash. The charge included approximately $830 million for the difference between the net book value of the Latam business and the approximately $700 million in cash proceeds to be received at closing (subject to working capital adjustments), less costs of disposal. This loss in value was primarily due to a historically difficult economic environment coupled with volatility experienced in many of the markets included in this transaction. The charge also included historical foreign currency translation losses of approximately $780 million recorded in shareholders’ equity. The Company has recorded a tax benefit of $12.8 million in connection with this transaction. As a result of meeting the “held for sale” criteria, the Company ceased recording depreciation expense with respect to Latam effective April 17, 2007. In connection with the sale, the Company has agreed to indemnify the buyers for certain tax and other claims, certain of which are reflected as liabilities on McDonald’s consolidated balance sheet.

The buyers of the Company’s existing operations in Latam will enter into a 20-year master franchise agreement that will require the buyers, among other obligations, (i) to pay monthly royalties commencing at a rate of approximately 5% of gross sales of the restaurants in these markets, substantially consistent with market rates for similar license arrangements; (ii) to commit to adding approximately 150 new McDonald’s restaurants over the first three years and pay an initial franchise fee for each new restaurant opened; and (iii) to commit to specified annual capital expenditures for existing restaurants. The Company expects to complete the sale and licensing transaction in the third quarter of 2007 and, upon completion, expects to record an adjustment to the impairment charge.

Based on 2006 results for Latam, the annualized consolidated financial statement impact of this transaction is expected to consist of:

•	A decrease in consolidated revenues of approximately $1.5 billion

•	No significant impact on operating income as the franchising income, net of selling, general & administrative expenses, is expected to approximate the operating income previously earned

•	An increase in franchised and Company-operated margin percentages

•	A decrease in capital expenditure requirements

•	An increase in the consolidated return on assets by an estimated 90 basis points

Impact of Foreign Currency Translation

Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because it believes they better represent the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit / (Loss)

Quarters ended June 30,	2007	2006	2007
Revenues	$6,010.5	$5,367.4	$214.7
Combined operating margins*	1,999.7	1,727.6	62.8
Selling, general & administrative expenses	605.2	576.2	(15.8)
Operating income**	1,407.0	1,123.6	46.6
Income from continuing operations**	869.9	698.3	27.5
Net income **	869.9	834.1	27.5
Earnings per share from continuing operations – diluted**	0.71	0.56	0.02
Earnings per share – diluted**	0.71	0.67	0.02

			Currency Translation Benefit / (Loss)

Six months ended June 30,	2007	2006	2007
Revenues	$11,474.6	$10,281.3	$401.4
Combined operating margins*	3,723.4	3,232.6	115.7
Selling, general & administrative expenses	1,163.4	1,111.6	(30.0)
Operating income**	2,581.6	2,035.0	83.8
Income from continuing operations**	1,632.3	1,271.7	47.8
Net income**	1,632.3	1,459.4	47.8
Earnings per share from continuing operations – diluted**	1.34	1.01	0.04
Earnings per share – diluted**	1.34	1.16	0.04

*	Reflects both franchised and Company-operated margin dollars and includes McDonald’s restaurants only.

**	2007 results exclude the impact of the Latam transaction in order to provide management’s view of the underlying business performance.

Foreign currency translation had a positive impact on consolidated revenues, operating income, net income and earnings per share for the quarter and six months, primarily driven by the stronger Euro, British Pound and Australian Dollar.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees primarily include rent and/or royalties that are based on a percent of sales, with specified minimum rent payments.

REVENUES

Dollars in millions

Quarters ended June 30,	2007	2006	% Inc / (Dec)	% Inc Excluding Currency Translation
Company-operated sales
U.S.	$1,200.5	$1,124.0	7	7
Europe	1,674.2	1,479.9	13	5
APMEA*	742.2	648.9	14	10
Latin America	469.9	356.0	32	25
Canada	231.0	226.5	2	—
Corporate & Other**	168.5	160.3	5	5
Total	$4,486.3	$3,995.6	12	8

Franchised and affiliated revenues
U.S.	$815.8	$773.2	6	6
Europe	505.9	428.7	18	10
APMEA*	109.8	91.3	20	14
Latin America	33.3	25.5	31	26
Canada	56.8	50.4	13	10
Corporate & Other**	2.6	2.7	(4)	(4)
Total	$1,524.2	$1,371.8	11	8

Total revenues
U.S.	$2,016.3	$1,897.2	6	6
Europe	2,180.1	1,908.6	14	6
APMEA*	852.0	740.2	15	10
Latin America	503.2	381.5	32	25
Canada	287.8	276.9	4	2
Corporate & Other**	171.1	163.0	5	5
Total	$6,010.5	$5,367.4	12	8

REVENUES

Dollars in millions

Six months ended June 30,	2007	2006	% Inc / (Dec)	% Inc /(Dec) Excluding Currency Translation
Company-operated sales
U.S.	$2,292.0	$2,149.0	7	7
Europe	3,147.1	2,765.6	14	5
APMEA*	1,471.5	1,285.8	14	11
Latin America	898.0	711.1	26	22
Canada	423.0	424.2	—	(1)
Corporate & Other**	337.5	329.4	2	2
Total	$8,569.1	$7,665.1	12	8

Franchised and affiliated revenues
U.S.	$1,565.7	$1,486.1	5	5
Europe	959.5	798.4	20	11
APMEA*	210.8	181.8	16	11
Latin America	62.1	50.6	23	20
Canada	102.4	94.1	9	8
Corporate & Other**	5.0	5.2	(4)	(4)
Total	$2,905.5	$2,616.2	11	8

Total revenues
U.S.	$3,857.7	$3,635.1	6	6
Europe	4,106.6	3,564.0	15	7
APMEA*	1,682.3	1,467.6	15	11
Latin America	960.1	761.7	26	22
Canada	525.4	518.3	1	1
Corporate & Other**	342.5	334.6	2	2
Total	$11,474.6	$10,281.3	12	8

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Corporate & Other represents Corporate activities and non-McDonald’s brands

•	Consolidated: Revenues increased 12% (8% in constant currencies) for both the quarter and six months, primarily due to positive comparable sales in all segments.

•

U.S.: The increase in revenues for the quarter and six months was primarily driven by our market-leading breakfast business, the ongoing appeal of new products such as the Snack Wrap and Premium Roast Coffee offerings, as well as continued focus on everyday value and convenience.

•

Europe: The constant currency increase in revenues for the quarter and six months was primarily due to strong comparable sales in France and Russia (which is entirely Company-operated), as well as positive comparable sales throughout the segment. These increases were partly offset by a higher proportion of franchised and affiliated restaurants compared with 2006, primarily due to sales of Company-operated restaurants, in conjunction with our overall franchising strategy, and Company-operated restaurant closings in the U.K. during 2006.

•

APMEA: The constant currency increase in revenues for the quarter and six months was primarily driven by strong comparable sales in China and Australia, as well as positive comparable sales in substantially all other markets. In addition, expansion in China contributed to the increases.

•	Canada: Revenues for the quarter and six months were impacted by a higher proportion of franchised and affiliated restaurants compared with 2006, as a result of sales of Company-operated restaurants.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends for McDonald’s restaurants. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES – McDONALD’S RESTAURANTS*

	% Increase
	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
U.S.	5.0	4.2	4.7	5.4
Europe	7.8	6.3	7.9	4.1
APMEA	10.9	7.2	9.7	5.6
Latin America	24.2	13.1	19.5	14.2
Canada	3.7	3.3	2.3	5.7
McDonald’s Restaurants	7.4	5.5	6.9	5.4

*	Excludes non-McDonald’s brands

The following tables present Systemwide sales growth rates along with franchised and affiliated sales for the quarter and six months. Systemwide sales include sales at all restaurants, whether operated by the Company, by franchisees or by affiliates. While sales by franchisees and affiliates are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised and affiliated revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES – McDONALD’S RESTAURANTS

	Quarter Ended June 30, 2007		Six Months Ended June 30, 2007
	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	6	6	6	6
Europe	17	9	18	9
APMEA	15	14	14	12
Latin America	32	26	25	22
Canada	7	4	3	3
Corporate & Other	5	5	2	2
Total Systemwide sales	11	9	11	8

FRANCHISED AND AFFILIATED SALES

Dollars in millions

Quarters ended June 30,	2007	2006	% Inc	% Inc Excluding Currency Translation
U.S.	$6,080.6	$5,756.8	6	6
Europe	2,919.0	2,453.2	19	11
APMEA*	1,768.6	1,529.4	16	16
Latin America	226.8	169.9	33	29
Canada	418.9	383.4	9	7
Total franchised and affiliated sales**	$11,413.9	$10,292.7	11	9

*	Included $789.0 million and $717.6 million in 2007 and 2006, respectively, of unconsolidated affiliated sales, primarily in Japan.

**	Included $1,451.6 million and $1,296.7 million in 2007 and 2006, respectively, of unconsolidated affiliated sales, primarily in Japan and the U.S.

Six months ended June 30,	2007	2006	% Inc	% Inc Excluding Currency Translation
U.S.	$11,651.6	$11,065.4	5	5
Europe	5,522.2	4,593.1	20	11
APMEA*	3,470.4	3,058.9	13	13
Latin America	422.9	342.9	23	21
Canada	749.9	710.5	6	5
Total franchised and affiliated sales**	$21,817.0	$19,770.8	10	8

*	Included $1,580.9 million and $1,455.8 million in 2007 and 2006, respectively, of unconsolidated affiliated sales, primarily in Japan.

**	Included $2,853.3 million and $2,575.6 million in 2007 and 2006, respectively, of unconsolidated affiliated sales, primarily in Japan and the U.S.

Operating Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS – McDONALD’S RESTAURANTS

Dollars in millions

	Percent		Amount		% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Quarters ended June 30,	2007	2006	2007	2006
Franchised
U.S.	83.2	82.8	$679.0	$640.0	6	6
Europe	77.8	77.5	393.4	332.5	18	10
APMEA	87.9	86.9	96.5	79.4	22	15
Latin America	79.9	72.3	26.6	18.4	45	41
Canada	78.5	77.8	44.6	39.2	14	11
Total	81.5	81.0	$1,240.1	$1,109.5	12	9

Company-operated
U.S.	19.5	19.8	$233.5	$222.3	5	5
Europe	18.0	16.0	300.7	237.3	27	18
APMEA	14.2	12.0	105.7	77.5	36	30
Latin America	17.4	12.0	81.8	42.7	92	84
Canada	16.4	16.9	37.9	38.3	(1)	(3)
Total	17.6	16.1	$759.6	$618.1	23	18

	Percent		Amount		% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Six months ended June 30,	2007	2006	2007	2006
Franchised
U.S.	82.6	82.2	$1,292.7	$1,221.0	6	6
Europe	76.9	76.6	738.0	612.0	21	11
APMEA	87.8	87.0	185.1	158.2	17	13
Latin America	77.0	71.4	47.8	36.1	32	30
Canada	77.8	77.0	79.7	72.5	10	9
Total	80.8	80.4	$2,343.3	$2,099.8	12	9

Company-operated
U.S.	18.7	19.1	$429.4	$409.4	5	5
Europe	16.8	14.9	527.6	412.2	28	19
APMEA	14.6	12.1	214.6	156.2	37	32
Latin America	16.0	12.6	143.7	89.5	61	56
Canada	15.3	15.4	64.8	65.5	(1)	(2)
Total	16.8	15.4	$1,380.1	$1,132.8	22	17

•

Franchised: Franchised margin dollars increased $130.6 million for the quarter and $243.5 million for the six months or 12% (9% in constant currencies) for both periods. The U.S. and Europe segments accounted for more than 85% of the franchised margin dollars in both periods.

•	U.S.: Increases in the U.S. franchised margin percent for the quarter and six months was primarily driven by positive comparable sales.

•

Europe: Europe’s franchised margin percent for the quarter and six months improved due to strong comparable sales, partly offset by the impact of sales of certain Company-operated restaurants to franchisees and affiliates primarily in the U.K.

•

Company-operated: Company-operated margin dollars increased $141.5 million or 23% (18% in constant currencies) for the quarter and $247.3 million or 22% (17% in constant currencies) for the six months. The Company-operated margin percent for the quarter and six months was positively impacted by 30 basis points and 20 basis points, respectively, as a result of the discontinuation of depreciation on the assets in Latam beginning in mid-April 2007, in accordance with accounting rules. The U.S. and Europe segments accounted for about 70% of the Company-operated margin dollars in both periods.

•	U.S.: Positive comparable sales were offset by cost pressures including higher commodity costs and higher labor costs.

•	Europe: The Company-operated margin percent increased for the quarter and six months primarily due to strong comparable sales.

•	APMEA: The Company-operated margin percent for the quarter and six months reflected strong comparable sales and continued improving results in China and many other markets.

•

Latin America: The Company-operated margin percent increased primarily due to strong comparable sales. In addition, Company-operated margins for the quarter and six months were positively impacted by 300 basis points and 160 basis points, respectively, as a result of the discontinuation of depreciation on the assets in Latam.

The following table presents margin components as a percent of sales.

COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES – McDONALD’S RESTAURANTS

	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Food & paper	33.3	33.1	33.2	33.3
Payroll & employee benefits	25.8	26.1	26.0	26.3
Occupancy & other operating expenses	23.3	24.7	24.0	25.0
Total expenses	82.4	83.9	83.2	84.6
Company-operated margins	17.6	16.1	16.8	15.4

Selling, General & Administrative Expenses

•

Selling, general & administrative expenses increased 5% (2% in constant currencies) for both the quarter and six months primarily due to higher employee-related costs. Selling, general & administrative expenses as a percent of revenues decreased to 10.1% for the six months 2007 compared with 10.8% for 2006 and as a percent of Systemwide sales decreased to 3.8% for 2007 compared with 4.1% for 2006.

Impairment and Other Charges, Net

•	In the second quarter 2007, the Company recorded $1.6 billion of expense primarily related to the Company’s pending sale of its existing business in Latam to a developmental licensee organization.

•

In the second quarter 2006, the Company recorded $22.1 million of expense primarily related to the transfer of the Company’s ownership interest in Thailand to a developmental licensee ($14.7 million) and asset write-offs and other charges primarily in APMEA ($7.4 million).

•

In the six months 2006, the Company recorded $108.2 million of expense primarily related to the following strategic actions taken to enhance overall profitability and improve returns: the closing of 25 restaurants in the U.K. in conjunction with an overall restaurant portfolio review ($41.8 million); costs to buy out certain litigating franchisees in Brazil ($26.5 million); losses incurred on the transfers of the Company’s ownership interest in certain markets to developmental licensees ($23.5 million) and asset write-offs in APMEA ($16.1 million).

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Month Ended June 30,
	2007	2006	2007	2006
Gains on sales of restaurant businesses	$(27.6)	$(6.7)	$(35.3)	$(14.9)
Equity in earnings of unconsolidated affiliates	(23.0)	(14.9)	(47.0)	(28.3)
Asset dispositions and other expense	29.7	38.4	57.7	44.6
Total	$(20.9)	$16.8	$(24.6)	$1.4

•	Equity in earnings of unconsolidated affiliates increased primarily due to improved results from our Japanese affiliate.

Operating Income

OPERATING INCOME EXCLUDING THE IMPACT OF THE LATAM TRANSACTION*

Dollars in millions

Quarters ended June 30,	2007	2006	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
U.S.	$753.9	$690.7	9	9
Europe	521.7	418.3	25	16
APMEA	140.0	65.1	n/m	n/m
Latin America *	44.6	11.9	n/m	n/m
Canada	62.5	50.9	23	20
Corporate & Other	(115.7)	(113.3)	(2)	(2)
Total *	$1,407.0	$1,123.6	25	21

Six Months ended June 30,	2007	2006	% Inc	% Inc Excluding Currency Translation
U.S.	$1,403.5	$1,319.6	6	6
Europe	914.8	679.4	35	25
APMEA	288.7	160.8	80	72
Latin America *	84.3	3.4	n/m	n/m
Canada	107.0	89.6	19	18
Corporate & Other	(216.7)	(217.8)	1	—
Total *	$2,581.6	$2,035.0	27	23

n/m Not meaningful

*	Results for 2007 exclude the impact of the Latam transaction of $1,594.4 million in order to provide management’s view of the underlying business performance.

•	U.S.: Results increased for the quarter and six months primarily due to higher combined operating margin dollars.

•

Europe: Operating results for the quarter and six months 2007 reflected strong performance in France and Russia, as well as positive results in most other markets. Results for the six months 2006 included impairment and other charges totaling $49.6 million.

•

APMEA: Operating results for the quarter and six months 2007 were driven by improved results in China, Japan and most other markets. Results for the quarter and six months 2006 included impairment and other charges totaling $23.3 million and $30.8 million, respectively.

Interest Expense

•	Interest expense for the quarter and six months reflected lower average debt levels, higher average interest rates and stronger foreign currencies.

Nonoperating Income, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest income	$(26.4)	$(32.1)	$(51.0)	$(69.4)
Translation (gain) / loss	0.6	2.5	3.5	(3.4)
Other expense	8.8	4.3	13.9	12.5
Total	$(17.0)	$(25.3)	$(33.6)	$(60.3)

•	Interest income decreased for both periods primarily due to lower cash levels.

Income Taxes

The following tables present the provision for income taxes, the effective income tax rates and the impact of the Latam transaction for the quarter and six months ended June 30, 2007 and 2006.

	2007
Quarters ended June 30,	Reported Amount	Latam Transaction	Excluding Latam Transaction	2006
Income (loss) from continuing operation before provision for income taxes	$(272.1)	$(1,594.4)	$1,322.3	$1,051.2
Provision (benefit) for income taxes	439.6	(12.8)	452.4	352.9
Income (loss) from continuing operations	$(711.7)	$(1,581.6)	$869.9	$698.3
Effective income tax rate	n/m	n/m	34.2%	33.6%

	2007
Six months ended June 30,	Reported Amount	Latam Transaction	Excluding Latam Transaction	2006
Income (loss) from continuing operation before provision for income taxes	$821.8	$(1,594.4)	$2,416.2	$1,895.3
Provision (benefit) for income taxes	771.1	(12.8)	783.9	623.6
Income (loss) from continuing operations	$50.7	$(1,581.6)	$1,632.3	$1,271.7
Effective income tax rate	n/m	n/m	32.4%	32.9%

n/m Not meaningful

Discontinued Operations

•

During 2006, the Company disposed of its entire investment in Chipotle via public stock offerings in the first and second quarters and a tax-free exchange for McDonald’s common stock in the fourth quarter. As a result, Chipotle’s results of operations and transaction gains are reflected as discontinued operations.

In first quarter 2006, Chipotle completed an IPO of 6.1 million shares resulting in a tax-free gain to McDonald’s of $32.0 million to reflect an increase in the carrying value of the Company’s investment as a result of Chipotle selling shares in the public offering. Concurrent with the IPO, McDonald’s sold 3.0 million Chipotle shares, resulting in net proceeds to the Company of $61.4 million and an additional gain of $13.6 million after tax. In second quarter 2006, McDonald’s sold an additional 4.5 million Chipotle shares, resulting in net proceeds to the Company of $267.4 million and a gain of $127.8 million after tax. In addition, Chipotle’s results of operations for the second quarter and six months 2006 were $8.0 million after tax and $14.3 million after tax, respectively.

Accounting Changes

•

In June 2006, the Financial Accounting Standards Board (FASB) ratified Emerging Issues Task Force Issue 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, Accounting for Compensated Absences (EITF 06-2). Under EITF 06-2, compensation costs associated with a sabbatical should be accrued over the requisite service period, assuming certain conditions are met. Previously, the Company expensed sabbatical costs as incurred. The Company adopted EITF 06-2 effective January 1, 2007, as required and accordingly, we recorded a $36.1 million cumulative adjustment, net of tax, to decrease beginning retained earnings in the first quarter 2007. We expect the annual impact to earnings to be insignificant.

•

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which is an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 effective January 1, 2007, as required and accordingly, we recorded a $20.1 million cumulative adjustment to increase beginning retained earnings in the first quarter 2007.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

•

Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add slightly more than 1 percentage point to 2007 Systemwide sales growth (in constant currencies), most of which will be due to McDonald’s restaurants added during 2006. In 2007, the Company expects to open about 800 McDonald’s restaurants (700 traditional and 100 satellites). We expect net additions of about 300 (450 net traditional additions and 150 net satellite closings).

•

The Company does not provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in U.S. comparable sales would increase annual earnings per share by about 2.5 cents. Similarly, an increase of 1 percentage point in Europe’s comparable sales would increase annual earnings per share by about 2 cents.

•

The primary food commodities impacting McDonald’s business are beef and chicken. In 2007, U.S. beef costs are expected to be flat to down slightly, while we expect U.S. chicken costs to rise 4% to 5%. In Europe, we expect our costs for beef and chicken to be relatively flat in 2007.

•	The Company expects full-year 2007 selling, general & administrative expenses to decline as a percent of revenues and Systemwide sales compared with 2006.

•

A significant part of the Company’s operating income is generated outside the U.S., and about 75% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro and the British Pound. If the Euro and the British Pound both move 10% in the same direction compared with 2006, the Company’s annual earnings per share would change by about 7 cents to 8 cents.

•

Based on current interest and foreign currency exchange rates, the Company expects interest expense in 2007 to remain relatively flat compared with 2006, while it expects interest income to decrease about 25% to 35% due to lower cash balances.

•

The Company expects capital expenditures for 2007 to be approximately $1.9 billion. About half of this amount will be reinvested in existing restaurants while the rest will primarily be used to build new restaurants.

•	In 2007 and 2008 combined, the Company expects to return at least $5.7 billion through a combination of share repurchases and dividends.

•

To improve local relevance, profitability and returns, the Company continually evaluates ownership structures in our markets. Beyond the Latam transaction, the Company will continue to pursue the sale of certain existing markets to developmental licensees over the next several years. We are in the process of identifying potential licensees in some markets and may complete a limited number of additional transactions this year. We may not recover our entire net investment in each of these markets and may therefore record impairment charges in future periods as we adjust our ownership mix. The timing and amount of any charges will depend on the circumstances of each transaction.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At June 30,	2007	2006	Inc/(Dec)
U.S.*	13,794	13,714	80

Europe
Germany*	1,277	1,274	3
United Kingdom	1,206	1,228	(22)
France	1,089	1,065	24
Spain	372	362	10
Italy	346	338	8
Other	2,108	2,088	20
Total Europe	6,398	6,355	43

APMEA
Japan*	3,829	3,813	16
China	806	757	49
Australia	753	737	16
Taiwan	350	347	3
Other	2,154	2,081	73
Total APMEA	7,892	7,735	157

Latin America
Brazil	542	544	(2)
Mexico	354	337	17
Other	768	751	17
Total Latin America	1,664	1,632	32

Canada*	1,399	1,389	10

Corporate & Other	605	625	(20)

Systemwide restaurants	31,752	31,450	302

Countries	118	118	—

*	At June 30, 2007 reflected the following satellites: U.S. 1,249; Germany 138; Japan 1,566; Canada 420. At June 30, 2006: U.S. 1,248; Germany 125; Japan 1,670; Canada 408.

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2007	2006	Inc/(Dec)
U.S.
Operated by franchisees	11,054	10,956	98
Operated by the Company	2,121	2,099	22
Operated by affiliates	619	659	(40)
	13,794	13,714	80
Europe
Operated by franchisees	3,768	3,677	91
Operated by the Company	2,239	2,315	(76)
Operated by affiliates	391	363	28
	6,398	6,355	43
APMEA
Operated by franchisees	2,711	2,484	227
Operated by the Company	2,161	2,240	(79)
Operated by affiliates	3,020	3,011	9
	7,892	7,735	157
Latin America
Operated by franchisees	583	493	90
Operated by the Company	1,081	1,111	(30)
Operated by affiliates	—	28	(28)
	1,664	1,632	32
Canada
Operated by franchisees	869	810	59
Operated by the Company	478	499	(21)
Operated by affiliates	52	80	(28)
	1,399	1,389	10
Corporate & Other
Operated by franchisees	1	2	(1)
Operated by the Company	604	623	(19)
	605	625	(20)
Systemwide
Operated by franchisees	18,986	18,422	564
Operated by the Company	8,684	8,887	(203)
Operated by affiliates	4,082	4,141	(59)
	31,752	31,450	302

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. By far the most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out segment of the restaurant industry, although largely mature in our major markets, is also highly fragmented and competitive. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. We also face risk in adapting our business model in particular markets. The decision to own restaurants or to operate under franchise, developmental license or joint venture agreements is driven by many factors whose interrelationship is complex and changing. Our plan to continue reducing the number of Company-operated restaurants may be difficult to achieve for many reasons, and the change in ownership mix may not affect our results as we now expect. Regulatory and similar initiatives around the world have also become more wide-ranging and prescriptive and affect how we operate, as well as our results. In particular, increasing focus on nutritional content and on the production, processing and preparation of food “from field to front counter” presents challenges for our Brand and may adversely affect our results.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win.

We developed the Plan to Win to address the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

•

Our ability to anticipate and respond to trends or other factors that affect the informal eating out market and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, consumer food preferences, publicity about our products or operations that can drive consumer perceptions, as well as our success in planning and executing initiatives to address these trends and factors or other competitive pressures;

•

The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires the trust and confidence of our customers;

•

Our ability to respond effectively to adverse consumer perceptions about the quick-service segment of the informal eating out market, our products or the reliability of our supply chain and the safety of the food ingredients we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses involving other restaurant or food companies;

•

The success of our plans for 2007 and beyond to improve existing products and to roll-out new products and product line extensions, as well as the impact of our competitors’ actions, including in response to our product improvements and introductions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

•

Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share;

•

The impact of events such as public boycotts, labor strikes and commodity or other supply chain price increases that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified personnel to manage our operations and growth in certain developing markets, particularly in APMEA;

•

Our ability to drive restaurant improvements and to motivate our restaurant personnel to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

•	Our ability to maintain alignment with our franchisees on capital-intensive and other operating initiatives;

•

The risks to our Brand if a franchisee or licensee defaults in its obligations, particularly requirements to pay royalties, make investments and open new restaurants, or projects a brand image inconsistent with our values, which risks are more significant if an agreement places multiple markets or a large number of restaurants under the control of a single franchisee or licensee as is the case as a result of the Latin America transaction;

•

Whether our ongoing restaurant remodeling and rebuilding initiatives, which vary from year to year by market and type, are targeted at the elements of the restaurant experience that will best accomplish our goals to enhance the relevance of our Brand and achieve an efficient allocation of our capital resources; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by our ownership mix and whether we can achieve a mix that optimizes margins and returns, while meeting our business needs and customer expectations.

Our plans call for a reduction in Company-operated restaurants by franchising them or entering into developmental license agreements, such as the pending transaction in Latin America. Whether and when we can achieve these plans, as well as their success, is uncertain and will be affected by the following:

•

Our ability to identify prospective franchisees and licensees with the experience and financial resources in the relevant markets to be effective operators of McDonald’s restaurants and how quickly we can reach agreement with our counterparties, which we expect will vary by market and could also vary significantly from period to period;

•

Whether there are regulatory or other constraints that restrict or prevent our ability to implement our plans or increase our costs and whether planned transactions will receive needed regulatory approvals, such as those that may be required under antitrust laws, on terms and conditions that are acceptable to us and our counterparties;

•

The nature and amount of contingent liabilities and other exposures we may retain in connection with developmental license agreements, such as the indemnification obligations we may incur as a result of the Latin America transaction;

•

The risk that our contractual and other rights and remedies to protect against defaults by our counterparties will be limited by local law, costly to exercise or otherwise subject to limitations or litigation that may impair our ability to prevent or mitigate any adverse impact on our Brand or on the financial performance we expect under our franchising and development license agreements; and

•	Changes in the operating or legal environment and other circumstances that cause us to delay or revise our plans to alter our ownership mix.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may prompt promotional or other actions that adversely affect our margins, constrain our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Whether we can manage this risk effectively depends mainly on the following:

•

Our ability to manage fluctuations in commodity prices, interest and foreign exchange rates and the effects of local governmental initiatives to manage through national economic conditions such as consumer spending and inflation rates;

•

The impact on our margins of labor costs given our labor-intensive business model, the trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

•

Whether we are able to identify and develop restaurant sites, either directly or though licensees or partners, consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

•	The effects of governmental initiatives to manage economic conditions such as consumer spending or wage and inflation rates;

•

Whether the recent improvements in operating results in markets such as the U.K. and Japan will be sustained and whether we can develop effective initiatives in other markets that may be experiencing challenges;

•

The challenges and uncertainties associated with operating in developing markets, such as Russia, India and China, which face a greater risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•

The success of our strategy in China, where we are planning significant growth, including our ability to manage the costs and profitability of our growth in light of competitive pressures and other operating conditions that may limit pricing flexibility; and

•

The nature and timing of decisions about underperforming markets or assets, including decisions that result in significant impairment charges that reduce our earnings, such as those that may occur as we change our ownership mix as described above.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has significantly increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face are the following:

•

Our ability to manage the cost, compliance and other risks associated with the often conflicting regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect consumer perceptions and increase our exposure to litigation or governmental investigations or proceedings, and the impact of new, potential or changing regulation that affects or restricts elements of our business, particularly those relating to advertising to children, nutritional content or product labeling;

•

The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive consumer perceptions, litigation and regulation in ways that are material to our business;

•

The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences in practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and reliance on the accuracy and appropriateness of information obtained from third party suppliers;

•

The impact of litigation trends, particularly in our major markets, including class actions involving consumers and shareholders, labor and employment matters or landlord liability and the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings and the possibility of settlements or judgments;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products or the appropriateness or accuracy of our advertising or other communications;

•

Disruptions in our operations or price volatility in a market that can result from government actions, such as price or import-export controls or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to government investigations, whether or not they have merit or are undertaken to achieve political impact;

•

The risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, the impact on our margins as the use of cashless payments increases, the potential costs associated with consumer fraud and the loss of consumer confidence that may result from security breaches involving our point of sale and other systems; and

•

The impact of changes in accounting principles or practices, related legal or regulatory interpretations or our critical accounting estimates, changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the IRS in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock. These factors include some over which we have no control, such as general market conditions and governmental actions or reports about economic activity that may have a market-moving impact, regardless of whether the action or activity directly relates to our business. Actions or reports by U.S. authorities are of special import since the United States is our largest segment and our principal trading market. Trading activity in our common stock (whether in the cash or derivative markets) also affects prices and volatility. In addition to reflecting investor expectations about our prospects, trading activity can include significant purchases by shareholders who may seek to affect our business strategies, as well as both sales and purchases resulting from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average. Finally, our stock price can be affected not only by operating actions we take, but also by non-operating initiatives, such as our plans to reduce shares outstanding through repurchases or increases in our dividend rate.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions (such as hurricanes), terrorist activities, health epidemics or pandemics or the prospect of these events (such as the potential spread of avian flu) can have an adverse impact on consumer spending and confidence levels and in turn the McDonald’s System and our results and prospects in the affected markets. Our receipt of proceeds under any insurance we maintain for these purposes may be delayed or the proceeds may be insufficient to offset our losses fully.